                                    EXHIBIT 4.2

                            INTERTAPE POLYMER GROUP INC.
                        AMENDED EXECUTIVE STOCK OPTION PLAN


1. PURPOSE OF THE PLAN. The purpose of the Executive Stock Option Plan (the "Plan") of Intertape Polymer Group Inc. (the "Company") is:
       a.     to promote a proprietary interest in the Company and its
              subsidiaries among their executives and directors;
       b.     to encourage the executives and directors to further the
              development of the Company and its subsidiaries; and
       c.     to attract and retain the key employees necessary for the
              Company's and its subsidiaries' long-term success.

2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Board respecting the Plan shall be binding upon the Optionees (as hereinafter defined) and directors and conclusive.

3. ELIGIBILITY AND PARTICIPATION. The Board will designate those eligible employees who may participate in the Plan. Generally, participation in the Plan will be limited to those positions that can have a significant impact on the Company's or its subsidiaries' long-term results. Directors will be eligible under the Plan to receive grants in accordance with
       Section 5 hereof.

4. DESCRIPTION AND NUMBER OF SECURITIES OFFERED. The Shares offered shall be "Common Shares" (the "Shares") of the Company. The total number of Shares reserved for issuance under the Plan shall be 1,202,621 Shares of the Company. The number of Shares of the Company so reserved for issuance to any one person shall not exceed five percent (5%) of the issued and outstanding Shares of the Company and the number of Shares issuable to any one insider and such insider's associates within a one-year period shall not exceed 5% of outstanding Shares. The number of Shares reserved for issuance pursuant to stock options granted to insiders under the Plan or any other compensation arrangement of the Company shall not exceed 10% of the outstanding Shares and the number of Shares issuable to insiders within a one-year period under the Plan or any other compensation arrangement of the Company shall not exceed 10% of the outstanding Shares.

5. GRANTS. The Board shall designate from time to time from among the eligible employees those employees (the "Optionees") and the directors of the Company to whom a grant (the "Grant") shall be made. The Board shall determine, at its discretion: the number of Shares to which such Grant relates, with reference inter alia to the Market Value of the Shares and taking into consideration with respect to an Optionee, the Optionee's base salary.

       The directors of the Company who are not part of management will be granted five thousand (5,000) options, each vesting at the rate of one thousand (1,000) options per year with the first one thousand (1,000) options vesting on the day of the Grant. Any new non-management director will receive the same Grant of five thousand (5,000) options with the same vesting rate upon becoming a director. The Board shall take into consideration the market value of the Shares when such Grants are being made.

       The Board shall determine, with respect to a Grant, at its discretion:

       (i) subject to the provisions hereof, the terms and conditions attaching thereto; and
       (ii)   the date on which such Grant becomes effective.

6. PRICE OF THE SHARES. For the purposes of the Plan, "Market Value" shall mean the average of the closing price of the Shares on The Toronto Stock Exchange and the American Stock Exchange (collectively, the "Exchanges") for the day immediately preceding the day of Grant, subject to the rules and policies of the Exchanges. Notwithstanding the foregoing, the Market Value shall not be lower than the closing price of the Shares on The Toronto Stock Exchange for the day immediately preceding the day of Grant.

       The price of the Shares to be purchased through the exercise of an option shall be determined by the Board. The Board may determine different price for different Grants, but any such price shall never be less than the Market Value.

7. OPTION PERIOD. The options granted by the Board shall expire not later than ten (10) years after the date of Grant. The options granted to employees shall not be exercisable immediately on the date of such Grant, but shall vest twenty-five percent (25%) per year over four (4) years. Accordingly, twenty-five percent (25%) of the options so granted to employees shall be exercisable on or after the first anniversary of the Grant, or of the date such Grant becomes effective, as the case may be, and a further twenty-five percent (25%) of the options so granted shall be exercisable on or after each of the second, third and fourth anniversaries of the Grant, or of the date such Grant becomes effective, as the case may be.

       Unless otherwise determined by the Board, all vested options under a particular Grant which have not been previously exercised or canceled shall expire twenty-four (24) months after the date of vesting of the last tranche of such Grant.

8. PAYMENT OF THE SHARES. Each Optionee must pay in full for the Shares purchased by way of exercising an option under the Plan.

9.     TERMINATION OF EMPLOYMENT, RETIREMENT AND DEATH

       9.1 When an Optionee ceases to be an employee of the Company or one of its subsidiaries, for any reason other than retirement or death, the Optionee shall be entitled to exercise, within a period of three (3) months from termination of employment, the options that have vested to the Optionee as at the time of termination. All of the Optionee's nonvested options shall be immediately canceled.

       9.2 When a director ceases to be a director of the Company, such director shall be entitled to exercise, within a period of three
              (3) months from such an event, the options that have vested to the director at the time such director ceases to be a director of the Company. All the director's non-vested options shall be immediately canceled.

       9.3 In the case of retirement, the Optionee shall be entitled to exercise, within a period of twelve ( 12) months from retirement, the options that have vested to the Optionee as at the time of retirement. All of the Optionee's non-vested options shall be immediately canceled.

       9.4 In the case of an Optionee's or director's death, the estate of the Optionee or director shall be entitled to exercise, within a period of twelve ( 12) months from death, any option for which rights have vested to the Optionee or director as at the time of death. All of the Optionee's or director's non-vested options shall be immediately canceled.

10. DURATION, AMENDMENT OR TERMINATION OF PLAN. Subject to the approval of The Toronto Stock Exchange, the Board may amend or terminate the Plan at any time but, in such event, the rights of Optionees or directors related to any options granted but unexercised under the Plan shall be preserved and maintained and no amendment can confer additional benefits upon Optionees or directors or other eligible employees without prior approval by the shareholders of the Company.

11. OFFER FOR SHARES OF THE COMPANY. In the event that, at any time, a bona fide offer to purchase all or part of the Shares outstanding is made to all holders of Shares, notice of such offer shall be given by the Company to each Optionee and director and all granted but unexercised options will become exercisable immediately, but only to the extent necessary to enable an Optionee or director to tender his/her Shares should he/she so desire.

12. SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION. In the event that the Shares of the Company are subdivided, consolidated, converted or reclassified by the Company, or that any other action of a similar nature affecting such Shares is taken by the Company, any unexercised option shall be appropriately adjusted, and the number of Shares reserved for issuance under the Plan shall be adjusted in the same manner.

13. NECESSARY APPROVAL. The Company's obligation to issue and deliver Shares in accordance with the Plan, as well as any amendment thereto, is subject to the approval of regulatory authorities having jurisdiction over the Company's Shares.

14. RIGHT NON-ASSIGNABLE. The rights of an Optionee or a director pursuant to the provisions of this Plan are non-assignable.

15. GOVERNING LAW. The provisions of the Plan shall be interpreted in accordance with the laws of the Province of Quebec.

16.    PARTICIPATION VOLUNTARY

       16.1 The participation of an employee or director in the Plan is entirely voluntary and non-obligatory and shall not be interpreted as conferring upon any such employee or director any rights or privileges other than those rights and privileges expressly provided in the Plan.
       16.2 The Plan does not provide any guarantee against any loss or profit which may result from fluctuations in the Market Value of the Shares